Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-215549, 333-206270, 333-197520, 333-161262, 333-147344, 333-34788, 333-53875, 333-69550, 333-106901, 333-127244, 333-176145, 333-177836, 333-187616, 333-226694, 333-249832 and 333-255927) on Form S-8 and Registration Statements (Nos. 333-215551, 333-213070, 333-224200, 333-233470 and 333-252388) on Form S-3 of Qumu Corporation of our report dated March 9, 2021, relating to the consolidated financial statements of Qumu Corporation as of and for the two years ended December 31, 2020, appearing in this Annual Report on Form 10-K of Qumu Corporation for the year ended December 31, 2021.
/s/ RSM US LLP

Minneapolis, Minnesota
April 15, 2022